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                                                                    EXHIBIT 23.3



                        Consent of Independent Auditors



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Atmos Energy Corporation for $500,000,000 of debt securities and common stock and to the incorporation by reference therein of our reports dated November 9, 1999, with respect to the consolidated financial statements of Atmos Energy Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended September 30, 1999 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


                                                 /s/ ERNST & YOUNG LLP

                                                 Ernst & Young LLP


Dallas, Texas
November 3, 2000